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                                                                    EXHIBIT 4(B)

                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                         ILLINOIS POWER CAPITAL, L.P.

        This Agreement of Limited Partnership of Illinois Power Capital, L.P. (the "Agreement"), is entered into by and between Illinois Power Company, an Illinois corporation, as general partner (the "General Partner"), and Illinova Corporation, an Illinois corporation, as limited partner (the "Initial Limited Partner").

        The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Section 17-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

    1. Name. The name of the limited partnership formed hereby is Illinois Power Capital, L.P. (the "Partnership").

    2. Purpose. The Partnership is organized for the sole purpose of issuing its interests in the Partnership, including, without limitation, its general partner interests and its limited partner interests (the latter, the "Limited Partner Interests"), and using the proceeds thereof to purchase certain debt securities ("Debentures") of the General Partner, and to engage in any and all activities necessary, advisable or incidental thereto.

    3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    4. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    5. Partners. The names and the business addresses of the General Partner and the Initial Limited Partner are as follows:

                General Partner:

                Illinois Power Company
                500 South 27th Street
                Decatur, Illinois 62525

                Initial Limited Partner:

                Illinova Corporation
                500 South 27th Street
                Decatur, Illinois 62525
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    6.   Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

    7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2044, or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act.

    8. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the
Partnership:

         General Partner:         $1.00


         Initial Limited Partner: $1.00


    9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

    10. Allocation of Profits and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

    11. Distributions. Distributions shall be made to the partners of the Partnership at the time and in the aggregate amounts determined by the General Partner, but at least once during each fiscal year of the Partnership the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

    12.  Assignments.

        (a) The Initial Limited Partner may assign all or any part of its Limited Partner interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner. The Initial Limited Partner has no right to grant an assignee of its Limited Partner Interest the right to become a substituted limited partner in the Partnership.

        (b) The General Partner may not assign its interest in the Partnership in whole or in any part under any circumstances, except to a permitted successor of the General Partner under any instrument under which Debentures are issued.

    13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.





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    14.  Additional Partners.

        (a) Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership.

        (b) After the admission of any additional limited partners to the Partnership pursuant to this Section 14, the Partnership shall continue as a limited partnership under the Act.

        (c) The admission of any additional limited partners to the Partnership pursuant to this Section 14 shall be accomplished by the amendment of this Agreement.

    15. Liability of Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

    16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

    17. Counterparts. The Agreement may be executed in one or more counterparts, each of which counterparts shall be an original and all of which together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 17th day of August, 1994.

                                General Partner:

                                        ILLINOIS POWER COMPANY

                                        By:
                                        Name:
                                        Title:

                                Initial Limited Partner:

                                        ILLINOVA CORPORATION


                                        By:
                                        Name:
                                        Title:





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